Exhibit 99.1

Glass Lewis Recommends Acreage Floating Shareholders Vote FOR U.S. Strategic Arrangement with Canopy Growth and Canopy USA

New York, March 6, 2023 – Acreage Holdings, Inc. (“Acreage” or the “Company”) (CSE:ACRG.A.U, ACRG.B.U), (OTCQX: ACRHF, ACRDF), a vertically integrated, multi-state operator of cannabis cultivation and retailing facilities in the U.S., is pleased to announce that Glass, Lewis & Co., LLC (“Glass Lewis”), leading independent proxy advisory services firm, has recommended that holders (“Floating Shareholders”) of Acreage’s Class D subordinate voting shares (the “Floating Shares”) vote in favor of its proposed arrangement (the “Floating Share Arrangement”) with Canopy Growth Corporation (“Canopy”) and Canopy USA, LLC (“Canopy USA”), and matters related thereto, at Acreage’s special meeting of Floating Shareholders to be held on March 15, 2023 (the “Meeting”).

In making its recommendation, Glass Lewis stated the following1:

“In light of the anticipated strategic and financial benefits of the combined company and considering the restrictive covenants of the current Arrangement Agreement, we believe the proposed transaction represents an attractive outcome for Floating Shareholders which will receive an equity stake in Canopy at what we consider a fair exchange ratio. As such, we believe shareholders can reasonably support this proposal.”

In accordance with the terms of the arrangement agreement dated October 24, 2022 among the Company, Canopy and Canopy USA (the “Floating Share Arrangement Agreement”), Canopy has agreed, subject to the terms and conditions set forth therein, to exercise its option pursuant to the arrangement agreement (the “Existing Arrangement Agreement”) between Canopy and Acreage dated April 18, 2019, as amended (the “Fixed Option”) to acquire Acreage’s outstanding Class E subordinate voting shares (the “Fixed Shares”), representing approximately 70% of the total shares of Acreage as at the date hereof, at a fixed exchange ratio of 0.3048 of a common share of Canopy (“Canopy Share”) for each Fixed Share, such exercise to occur no later than five business days following the satisfaction of all required conditions.

Peter Caldini, CEO of Acreage, commented: “It is our firm belief that the Floating Share Arrangement is in the best interest of Floating Shareholders and a critical next step for our business to maintain its strong growth trajectory in a capital constrained environment. In the event the Fixed Option is exercised, it is anticipated that Canopy USA will beneficially own approximately 70% of the Company. Voting in favor of the Floating Share Arrangement will deliver a clear path forward for Canopy USA to own 100% of Acreage. This is a significant opportunity for Floating Shareholders to maximize the value of their investment in Acreage and allow Acreage to fully form part of Canopy USA from the onset.”

1 Permission to use quotes neither sought nor obtained.

We urge Floating Shareholders to follow Glass Lewis’ recommendation and vote “FOR” the resolution approving the Floating Share Arrangement, which has been unanimously (with the exception of those directors having an interest in the Floating Share Arrangement or connected transactions abstaining from voting thereon) recommended by Acreage’s board of directors.

Voting is Fast and Easy

Floating Shareholders are urged to vote their Floating Shares TODAY in advance of the Meeting. Floating Shareholders can switch their vote at any time to vote “FOR” the Floating Share Arrangement. Only the latest-dated proxy counts.

Even if you have never voted before, every vote will count no matter how many Floating Shares you own. Floating Shareholders must vote their proxies before 12:00 p.m. (New York time) on March 13, 2023.

For Floating Shareholders with Questions or Requiring Help Voting:

If you have any questions regarding the submission of your proxy, please contact Morrow Sodali, Acreage’s strategic advisor and proxy solicitation agent, by telephone at 1-888-444-0623 toll-free in North America (1-289-695-3075 collect) or by e-mail at assistance@morrowsodali.com. You can also contact Odyssey Trust Company, Acreage’s transfer Agent, at its North American toll-free number: 1-888-290-1175.

Additional Details

In connection with the Floating Share Arrangement, Acreage filed with the Securities and Exchange Commission (“SEC”) and with the Canadian securities regulatory authorities a definitive proxy statement and management information circular on Schedule 14A (collectively, the “Circular”) on February 14, 2023 and has mailed the Circular to each Floating Shareholder entitled to vote at the Meeting. For a more detailed description of the Floating Share Arrangement and the resolution to be voted upon at the Meeting, Floating Shareholders are urged to review and carefully consider the Circular and related materials (the “Meeting Materials”), as they contain important information concerning the Floating Share Arrangement and the rights and entitlements of the Floating Shareholders in relation thereto and consult with their financial, tax, legal and other professional advisors.

Floating Shareholders may obtain a free copy of the Circular and all Meeting Materials Acreage has filed on both SEDAR at www.sedar.com and with the SEC on the EDGAR website at www.sec.gov. The Circular has been mailed to Floating Shareholders and will be accessible via SEDAR and EDGAR. This communication is not a substitute for the Circular or any other document that Acreage may file with both SEDAR and the SEC.  FLOATING SHAREHOLDERS ARE ADVISED TO READ THE CIRCULAR AND ANY OTHER DOCUMENTS FILED OR TO BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE FLOATING SHARE ARRANGEMENT.

Participants in the Solicitation

Acreage and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from the Floating Shareholders in connection with the Floating Share Arrangement. A list of the names of such directors and executive officers, information concerning such participants’ ownership of Floating Shares, and any direct or indirect interest they have in the Floating Share Arrangement is set forth in the Circular. Free copies of these materials may be obtained as described in the preceding paragraph.

About Acreage Holdings, Inc.

Acreage is a multi-state operator of cannabis cultivation and retailing facilities in the U.S., including the Company’s national retail store brand, The Botanist. With its principal address in New York City, Acreage’s wide range of national and regionally available cannabis products include the award-winning The Botanist brand, craft brand Superflux, the Tweed brand, the Prime medical brand in Pennsylvania, the Innocent brand in Illinois and others. Acreage also owns Universal Hemp, LLC, a hemp subsidiary dedicated to the distribution, marketing and sale of CBD products throughout the U.S. Since its founding in 2011, Acreage has focused on building and scaling operations to create a seamless, consumer-focused, branded experience. Learn more at www.acreageholdings.com and follow us on Twitter, LinkedIn, Instagram, and Facebook.

Forward Looking Statements

This news release and each of the documents referred to herein contains “forward-looking information” and “forward-looking statements” within the meaning of applicable Canadian and United States securities legislation, respectively. All statements, other than statements of historical fact, included herein are forward-looking information. Often, but not always, forward-looking statements and information can be identified by the use of words such as “plans”, “expects” or “does not expect”, “is expected”, “estimates”, “intends”, “anticipates” or “does not anticipate”, or “believes”, or variations of such words and phrases or state that certain actions, events or results “may”, “could”, “would”, “might” or “will” be taken, occur or be achieved.

Forward-looking statements or information involve known and unknown risks, uncertainties, and other factors which may cause the actual results, performance or achievements of Acreage or its subsidiaries to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements or information contained in this news release. Examples of such statements include statements with respect to the Meeting proceeding as described herein or at all and other statements with respect to the Floating Share Arrangement and proposed transactions with Canopy and Canopy USA.

Risks, uncertainties and other factors involved with forward-looking information could cause actual events, results, performance, prospects and opportunities to differ materially from those expressed or implied by such forward-looking information, including, but not limited to: the occurrence of changes in U.S. federal Laws regarding the cultivation, distribution or possession of marijuana; the ability of the parties to receive, in a timely manner and on satisfactory terms, the necessary regulatory, court and Floating Shareholder approvals; the ability of the parties to satisfy, in a timely manner, the other conditions to the completion of the Floating Share Arrangement Agreement; the ability of Canopy, Canopy USA and Acreage to satisfy, in a timely manner, the closing conditions to the Floating Share Arrangement; risks relating to the value and liquidity of the Floating Shares and the common shares of Canopy; Canopy maintaining compliance with the Nasdaq Global Stock Market (the “Nasdaq”) and Toronto Stock Exchange listing requirements; the rights of the Floating Shareholders may differ materially from those of shareholders in Canopy; the successful completion of Canopy USA’s acquisition and integration of Mountain High Products, LLC, Wana Wellness, LLC and The Cima Group, LLC (collectively, “Wana”) and Lemurian, Inc. (“Jetty”); expectations regarding future investment, growth and expansion of Acreage’s operations; the possibility of adverse U.S. or Canadian tax consequences upon completion of the Floating Share Arrangement; if Canopy USA acquires Wana, Jetty, or the Fixed Shares pursuant to the Existing Arrangement Agreement without structural amendments to Canopy’s interest in Canopy USA, the listing of the Canopy Shares on the Nasdaq may be jeopardized; the risk of a change of control of either Canopy or Canopy USA; restrictions on Acreage’s ability to pursue certain business opportunities and other restrictions on Acreage’s business; the impact of material non-recurring expenses in connection with the Floating Share Arrangement on Acreage’s future results of operations, cash flows and financial condition; the possibility of securities class action or derivatives lawsuits; in the event that the Floating Share Arrangement is not completed, but the acquisition by Canopy of the Fixed Shares (the “Acquisition”) is completed pursuant to Existing Arrangement Agreement and Canopy becomes the majority shareholder in Acreage, the likelihood that the Floating Shareholders will have little or no influence on the conduct of Acreage’s business and affairs; risk of situations in which the interests of Canopy USA and the interests of Acreage or shareholders of Canopy may differ; Acreage’s compliance with Acreage’s business plan for the fiscal years ending December 31, 2020 through December 31, 2029 pursuant to the Existing Arrangement Agreement; in the event that the Floating Share Arrangement is completed, the likelihood of Canopy completing the Acquisition in accordance with the Existing Arrangement Agreement; risks relating to certain directors and executive officers of Acreage having interests in the transactions contemplated by the Floating Share Arrangement Agreement and the connected transactions that are different from those of the Floating Shareholders; risks relating to the possibility that holders of more than 5% of the Floating Shares may exercise dissent rights; other expectations and assumptions concerning the transactions contemplated between Canopy, Canopy USA and Acreage; the available funds of Acreage and the anticipated use of such funds; the availability of financing opportunities for Acreage and Canopy USA and the risks associated with the completion thereof; regulatory and licensing risks; the ability of Canopy, Canopy USA and Acreage to leverage each other’s respective capabilities and resources; changes in general economic, business and political conditions, including changes in the financial and stock markets; risks relating to infectious diseases, including the impacts of the COVID-19; legal and regulatory risks inherent in the cannabis industry, including the global regulatory landscape and enforcement related to cannabis, political risks and risks relating to regulatory change; risks relating to anti-money laundering laws; compliance with extensive government regulation and the interpretation of various laws regulations and policies; public opinion and perception of the cannabis industry; and such other risks disclosed in the Circular, the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, dated March 11, 2022 and the Company’s other public filings, in each case filed with the SEC on the EDGAR website at www.sec.gov and with Canadian securities regulators and available under Acreage’s profile on SEDAR at www.sedar.com. Although Acreage has attempted to identify important factors that could cause actual results to differ materially from those contained in forward-looking information, there may be other factors that cause results not to be as anticipated, estimated or intended.

Although Acreage believes that the assumptions and factors used in preparing the forward-looking information or forward-looking statements in this news release are reasonable, undue reliance should not be placed on such information and no assurance can be given that such events will occur in the disclosed time frames or at all. The forward-looking information and forward-looking statements included in this news release are made as of the date of this news release and Acreage does not undertake any obligation to publicly update such forward-looking information or forward-looking statements to reflect new information, subsequent events or otherwise unless required by applicable securities laws.

Neither the Canadian Securities Exchange nor its Regulation Service Provider, nor any securities regulatory authority in Canada, the United States or any other jurisdiction, has reviewed and does not accept responsibility for the adequacy or accuracy of the content of this news release.

For more information, contact:

Steve Goertz

Chief Financial Officer

investors@acreageholdings.com
646 600 9181

Courtney Van Alstyne

MATTIO Communications

acreage@mattio.com

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